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Exhibit 12.1

               American Builders & Contractors Supply Co., Inc.
               Computation of Ratio of Earnings to Fixed Charges
                             Dollars in Thousands
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                                                 Year Ended December 31                              Three Months Ended March 31
                                                                                      Pro Forma                          Pro Forma
                                       1992      1993     1994      1995      1996      1996          1996       1997       1997
                                      ------    ------   ------    ------    ------    ------        ------     ------     ------
Income before provision for
  income taxes                         6,075     6,457    6,806     7,367    10,703     6,678        (6,430)    (6,972)    (8,003)

Fixed charges                          6,135     6,995    8,808    13,024    15,343    18,740         3,477      3,983      4,858
                                      ------    ------   ------    ------    ------    ------        ------     ------     ------

  Earnings                            12,210    13,452   15,614    20,391    26,046    25,418        (2,953)    (2,989)    (3,145)
                                      ======    ======   ======    ======    ======    ======        ======     ======     ======


Fixed Charges:

  Interest expense                     3,872     4,522    6,020     9,745    11,146    14,543         2,572      2,898      3,773

  Estimated interest portion of
    rent expense                       2,263     2,473    2,788     3,279     4,197     4,197           905      1,085      1,085
                                      ------    ------   ------    ------    ------    ------        ------     ------     ------

  Total fixed charges                  6,135     6,995    8,808    13,024    15,343    18,740         3,477      3,983      4,858
                                      ======    ======   ======    ======    ======    ======        ======     ======     ======


Ratio of earnings to fixed charges      1.99      1.92     1.77      1.57      1.70      1.36         (0.85)     (0.75)     (0.65)
                                        ====      ====     ====      ====      ====      ====         =====      =====      =====
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